Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this __ of August, 2019 is entered into by Tetraphase Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 480 Arsenal Way, Watertown, MA 02462 (the “Company”), and Guy Macdonald (the “Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services.  Effective August 1, 2019, the Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement.  The Consultant shall, at the reasonable request of the Company, perform such services at such locations as the Company may designate. The Consultant shall not subcontract or delegate any of its obligations hereunder to any third party.

2.Term.  This Agreement shall commence on the date hereof and shall continue until December 15, 2019 (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.

3.Compensation.

3.1Consulting Fees.  The consultant shall submit to the Company monthly statement, in a form satisfactory to the Company, of services performed for the Company in the previous month. The Company shall pay to the Consultant consulting fees of $500.00 per/hour of services actually performed and invoiced with 30 days after receipt of a monthly statement.

3.2Reimbursement of Expenses.  The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement.  The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month.  The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.

3.3Acceleration of Restricted Stock Units.  On December 15, 2019, the Company shall accelerate the vesting of  any and all then unvested restricted stock units (“RSUs”) and earned but unvested performance restricted stock units (“PRSUs”) held by the Consultant (and deliver to the Consultant one share of Common Stock for each RSU and PRSU that has become vested, subject to the sale of such Common Stock in accordance with Schedule A to the respective RSU Agreement(s) and PRSU Agreement(s) (Automatic Sales Instructions)

entered into by the Consultant in connection with the execution of the RSU Agreements for such RSUs and the PRSU Agreements for such PRSUs; provided, that (1) the Consultant is serving as a consultant to the Company hereunder as of such date and (2) the Consultant has not revoked or breached that certain separation agreement entered between the Consultant and the Company (the “Separation Agreement”) .  Notwithstanding the foregoing, in the event the Company terminates the Consultation Period in accordance with the provisions of Section 4 prior to December 15, 2019 without cause and the Consultant has not revoked or breached the Separation Agreement, then on December 15, 2019, the Company shall accelerate  the vesting of  any and all then unvested RSUs and earned but unvested PRSUs held by the Consultant (and deliver to the Consultant one share of Common Stock for each RSU and each PRSU that has become vested, subject to the sale of such Common Stock in accordance with Schedule A to the RSU Agreement(s) and PRSU Agreement(s) (Automatic Sales Instructions) entered into by the Consultant in connection with the execution of the  RSU Agreements for such RSUs and the PRSU Agreements for such PRSUs.

3.4No Other Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.Termination.  Either party may, without prejudice to any right or remedy it may have due to any failure of the other party to perform its obligations under this Agreement, terminate the Consultation Period upon 30 days’ prior written notice to the other party.  In the event of such termination, the Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.2.  Such payments shall constitute full settlement of any and all claims of Consultant related to the services performed hereunder.  Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 6.

5.Cooperation.  The Consultant shall use his best efforts in the performance of his obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.Inventions and Proprietary Information.

6.1Inventions.

(a)All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information

(as defined below) (collectively, “Inventions”), shall be the sole property of the Company.  The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  The Consultant also hereby waives all claims to moral rights in any Inventions.

(b)The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

(c)The Consultant hereby waives all claims to moral rights in any Inventions to the extent that the Consultant can do so under applicable law.  To the extent such moral rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where moral rights exist, the Consultant hereby waives irrevocably and unconditionally in favor of Company such moral rights and consents to any action of Company that would violate such moral rights in the absence of such consent.  the Consultant agrees to confirm any such waivers and consents from time to time as requested by Company.

6.2Proprietary Information.

(a)The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information.  The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b)For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c)The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an authorized representative of the Company.

(d)Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e)The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(f)The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.3Remedies.  The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7.Independent Contractor Status.  The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee of the Company.

8.Insider Trading.  The parties acknowledge that the United States securities laws generally prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10.Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13.Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

14.Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

15.Miscellaneous.

15.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

TETRAPHASE PHARMACEUTICALS, INC.

By:____________________________

Title:___________________________

CONSULTANT

_______________________________
Guy Macdonald

SCHEDULE A

Services

Consulting services to, including but not limited to, the services set forth below and any other services mutually agreed to by the parties; provided that such services shall not exceed, on average, more than 8 hours per week or 20 hours in any given calendar month.

1.	Provide mentoring support to new CEO
2.	Provide expert advice on business development and other activities